ISSUER FREE WRITING PROSPECTUS
(RELATING TO THE PRELIMINARY PROSPECTUS
SUPPLEMENT DATED JUNE 4, 2026 AND
THE PROSPECTUS DATED FEBRUARY 23, 2024)
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-277307

$300,000,000 4.800% Senior Notes due 2031

$450,000,000 5.350% Senior Notes due 2036

Final Term Sheet dated June 4, 2026

Issuer:	Ameriprise Financial, Inc.
Anticipated Security Ratings (Moody’s / S&P / Fitch / A.M. Best)* (Outlook):*	A3 (Stable) / A- (Stable) / A- (Stable) / a- (Stable)
Securities:	4.800% Senior Notes due 2031 (the “2031 Notes”) 5.350% Senior Notes due 2036 (the “2036 Notes”)
Principal Amount:	2031 Notes: $300,000,000 2036 Notes: $450,000,000
Pricing Date:	June 4, 2026
Settlement Date**:	June 9, 2026 (T+3)
Maturity Date:	2031 Notes: June 15, 2031 2036 Notes: June 15, 2036
Coupon:	2031 Notes: 4.800% per annum 2036 Notes: 5.350% per annum
Benchmark Treasury:	2031 Notes: 4.125% due May 31, 2031 2036 Notes: 4.375% due May 15, 2036
Benchmark Treasury Price and Yield:	2031 Notes: 99-23; 4.188% 2036 Notes: 99-06+; 4.475%
Spread to Benchmark Treasury:	2031 Notes: +65 basis points 2036 Notes: +87.5 basis points
Yield to Maturity:	2031 Notes: 4.838% 2036 Notes: 5.350%

Price to Public:	2031 Notes: 99.832% of principal amount 2036 Notes: 99.999% of principal amount
Proceeds (after underwriting discount and before expenses) to the Issuer:	2031 Notes: $297,696,000 (99.232% of principal amount) 2036 Notes: $447,070,500 (99.349% of principal amount)
Interest Payment Dates:

2031 Notes: Interest will accrue from and including June 9, 2026 to but excluding the maturity date or any earlier redemption date, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2026.

2036 Notes: Interest will accrue from and including June 9, 2026 to but excluding the maturity date or any earlier redemption date, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2026.

Record Dates:	2031 Notes: June 1 and December 1 2036 Notes: June 1 and December 1
Day Count Convention:	30/360
Optional Redemption:
Make-Whole Call:

2031 Notes: At any time prior to May 15, 2031, in full or in part on one or more occasions, at a discount rate of Treasury plus 10 basis points or, if greater, 100% of the principal amount of the Notes to be redeemed, as further described in the Preliminary Prospectus Supplement.

2036 Notes: At any time prior to March 15, 2036, in full or in part on one or more occasions, at a discount rate of Treasury plus 15 basis points or, if greater, 100% of the principal amount of the Notes to be redeemed, as further described in the Preliminary Prospectus Supplement.

Par Call:

2031 Notes: On or after May 15, 2031, as further described in the Preliminary Prospectus Supplement.

2036 Notes: On or after March 15, 2036, as further described in the Preliminary Prospectus Supplement.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	2031 Notes: 03076C AR7 / US03076CAR79 2036 Notes: 03076C AS5 / US03076CAS52
Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Goldman Sachs & Co. LLC U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

**Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to their date of delivery may be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes prior to their date of delivery should consult their own advisor.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322, Citigroup Global Markets Inc. toll-free at (800) 831-9146 or J.P. Morgan Securities LLC collect at (212) 834-4533.